Exhibit 8.01

May 17, 2005

Symantec Corporation
20330 Stevens Creek Boulevard
Cupertino, CA 95014

Attention: Board of Directors

Re:	Exhibit Tax Opinion to the S-4 Registration Statement Filed in Connection with the Merger Transaction Involving Symantec Corporation and VERITAS Software Corporation

Ladies and Gentlemen:

     We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) involving Symantec Corporation, a Delaware corporation (“Parent”), Carmel Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and VERITAS Software corporation, a Delaware corporation (the “Company”). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on or about February 11, 2005 (as may be further amended or supplemented, the “S-4 Registration Statement”). Our opinion has been requested in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

     The Merger is structured as a statutory merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent, all pursuant to the applicable corporate laws of the State of Delaware and in accordance with the Agreement and Plan of Reorganization, by and among Parent, Merger Sub, and the Company, dated as of December 15, 2004, and exhibits thereto (collectively, the “Agreement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

     We have acted as legal counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

Symantec Corporation
May 17, 2005

1.	The Agreement;

2.	A representation letter from Parent and Merger Sub, dated May 17, 2005, signed by an authorized officer of each of Parent and Merger Sub on behalf of Parent and Merger Sub, and delivered to us and incorporated herein by reference;

3.	A representation letter from the Company, dated May 17, 2005, signed by an authorized officer of the Company on behalf of the Company, and delivered to us and incorporated herein by reference; and

4.	The S-4 Registration Statement.

     In connection with rendering this opinion, we have obtained representations and are relying thereon (without any independent investigation or review thereof) that:

(1)	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2)	Any representation or statement referred to above made “to the knowledge of” or “to the belief of” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time and thereafter where relevant;

(3)	The Merger will be consummated pursuant to the Agreement and will be effective under the laws of the State of Delaware; and

(4)	No Company stockholder has guaranteed or will guarantee any Company indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times prior to and including the Effective Time, (i) no outstanding indebtedness of Parent, the Company, or Merger Sub has represented or will represent equity for tax purposes; (ii) no outstanding equity of Parent, the Company, or Merger Sub has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

     In addition to the above, our opinion is being furnished to Parent with the understanding that Simpson Thacher & Bartlett LLP will deliver a similar opinion to the Company and that such opinion will not be withdrawn prior to the Effective Time.

Symantec Corporation
May 17, 2005

     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Agreement (and without any waiver, breach or amendment of any of the provisions thereof):

(a)	The Merger will be a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code; and

(b)	Subject to the limitations and qualifications set forth in the S-4 Registration Statement, the material federal tax consequences to the Merger are as described in the S-4 Registration Statement under the caption “Material United States Federal Income Tax Considerations.”

     Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

     Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of Parent, Merger Sub, or the Company; (ii) any transaction in which Company Common Stock is acquired or Parent Common Stock is disposed other than pursuant to the Merger; (iii) the potential application of the “disqualifying disposition” rules of Section 421 of the Code to dispositions of Company Common Stock; (iv) the effects of the Merger and Parent’s assumption of outstanding options to acquire Company stock on the holders of such options under any Company employee stock option or stock purchase plan, respectively; (v) the effects of the Merger on any Company stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; (vii) the application of the alternative minimum tax provisions contained in the Code; (viii) the effects of the Merger on any Company stock acquired or held as part of a “straddle,” “conversion transaction,” “hedging transaction,” or other risk reduction transaction; and (ix) any special tax consequences applicable to investors subject to special treatment under the federal income tax laws (for example, insurance

Symantec Corporation
May 17, 2005

companies, securities dealers, financial institutions, tax-exempt organizations, taxpayers subject to the alternative minimum tax, and non-United States persons).

     No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

     This opinion is being delivered solely for the purpose of being included as an exhibit to the S-4 Registration Statement; it may not be relied upon or utilized for any other purpose (including without limitation, satisfying any conditions in the Agreement) or by any other person or entity without our prior written consent. We do, however, consent to the use of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement where it appears. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. The filing of this opinion as an exhibit to the Registration Statement and the references to such opinion and Fenwick & West LLP therein is not intended to create liability under applicable state law to any person other than Parent, our client.

Very truly yours, /s/ FENWICK & WEST LLP A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS